UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2017

Apricus Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22245	87-0449967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 300, San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 222-8041

 (Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 20, 2017, Apricus Biosciences, Inc. (the “Company”) entered into a warrant amendment (the “Warrant Amendment”) with the holders (the “Holders”) of the Company’s warrants to purchase common stock of the Company (the “Common Stock”), issued in September 2016 (the “September Warrants”), pursuant to which, among other things, (i) the exercise price of the September Warrants was reduced to $1.55 per share (the exercise price of the warrants sold in the public offering as described below), and (ii) the date upon which such September Warrants become exercisable was changed to the effective date of a the proposed amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of Common Stock (the “Charter Amendment”).

The foregoing summary of the Warrant Amendment is subject to, and qualified in its entirety by reference to, the Warrant Amendment, which is attached hereto as Exhibit 4.1, and incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

To the extent required by Item 3.02 of Form 8-K, the information regarding the Warrant Amendment set forth under Item 1.01 above is incorporated herein by reference.

The September Warrants, and the shares issuable upon exercise of the September Warrants, were sold and issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors, and in reliance on similar exemptions under applicable state laws.

Item 8.01	Other Events.

On April 20, 2017, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with H.C. Wainwright & Co., LLC (the “Underwriter”), pursuant to which the Company agreed to sell to the Underwriter in an underwritten public offering an aggregate of 5,030,000 units (the "Units"). Each Unit consists of one share of Common Stock (the “Common Shares”), and one warrant to purchase 0.75 of a share of Common Stock (the “Warrants”), and shall be sold at a public offering price of $1.40 per Unit. The shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.” The shares of Common Stock and Warrants are immediately separable and will be issued separately in the offering.

The gross proceeds to the Company from the offering are expected to be approximately $7.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses, and excluding any proceeds the Company may receive upon exercise of the Warrants to be issued in the offering. The offering is expected to close on or about April 26, 2017, subject to the satisfaction of customary closing conditions.

The Company does not currently have a sufficient number of authorized Common Stock to cover the Warrant Shares, and as a result, the Warrants will become exercisable only following the Company's announcement that it has received stockholder approval of the Charter Amendment and the Charter Amendment has become effective. The Warrants will expire five years from the date the warrants are first exercisable. The exercise price of the Warrants is $1.55 per share of Common Stock. The Warrants may not be exercised by the holder to the extent that the holder, together with its affiliates, would beneficially own, after such exercise more than 4.99% (or, at the election of investor prior to issuance of any warrants, 9.99%) of the Common Stock then outstanding (subject to the right of the holder to increase or decrease such beneficial ownership limitation upon notice to the Company, provided that such limitation cannot exceed 9.99%) and provided that any increase in the beneficial ownership limitation shall not be effective until 61 days after such notice is delivered. The Company does not plan to apply to list the Warrants on the NASDAQ Capital Market, any other national securities exchange or any other nationally recognized trading system.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties.

The Common Shares, Warrants and Warrant Shares are being issued and sold pursuant to an effective registration statement on Form S-1, which was previously filed with the Securities and Exchange Committee (the "SEC") and declared effective on April 20, 2017 (File No. 333-217036) (the "Registration Statement"), and a related prospectus. This description of the offering is a summary only, is not intended to be complete, and is qualified in its entirety by reference to the Form of Underwriting Agreement and the Form of Warrant, which are filed as Exhibits 1.1 and 4.9, respectively, to the Registration Statement and incorporated herein by reference.

On April 21, 2017, the Company issued a press release announcing that the Company had priced the offering. A copy of the press releases is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant Amendment
99.1	Press Release of the Company, dated April 21, 2017

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apricus Biosciences, Inc.

Date: April 21, 2017	By:	/s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer and Secretary

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